Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-200936, No.333-249363 and No. 333-283058) on Form S-8 of our report dated February 23, 2026, with respect to the consolidated financial statements of Freshpet, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Short Hills, New Jersey
February 23, 2026